Exhibit 99.1

[Letterhead of Citigroup Global Markets Inc.]

The Board of Directors
Science Applications International Corporation
12010 Sunset Hills Rd.
 Reston, Virginia 20190

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 9, 2018, to the Board of Directors of Science Applications International Corporation (“SAIC”) as Annex C to, and reference thereto under the headings “SUMMARY—Opinions of SAIC’s Financial Advisors” and “THE MERGER AND THE STOCK ISSUANCE—Opinions of SAIC’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed transaction involving SAIC and Engility Holdings, Inc. (“Engility”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of SAIC (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

October 18, 2018